EXHIBIT 99.1

Sharps Compliance Reports 10% Increase in Revenue in the First Quarter of Fiscal 2012

  First quarter revenue of $5.7 million driven by solid growth in targeted Professional market which increased almost 50% over the prior-year period
  Billings through inside and online sales channel expanded 84% in the first quarter
  First quarter 2012 diluted loss per share improved to $0.02 from $0.05 per share loss in the prior year period
  Balance sheet remains strong with a cash balance of $18.4 million, working capital of $19.9 million and no debt as of September 30, 2011
  Retail pharmacy opportunities expand with Complete Needle™ Collection & Disposal System and joint promotional program by major retailer and pharmaceutical manufacturer

HOUSTON, Oct. 25, 2011 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste and unused dispensed medications, today reported financial results for the first quarter of fiscal year 2012 ended September 30, 2011.

Revenue in the first quarter of fiscal 2012 was $5.7 million, up $0.5 million, or 9.7%, from $5.2 million in the first quarter of fiscal 2011. The increase reflected growth in sales to the Company's targeted Professional and Pharmaceutical market, and the positive impact of the U.S. Government contract, which transitioned into its second year of maintenance in February 2011. Compared with the trailing fiscal 2011 fourth quarter, revenue increased $0.7 million, or 14.1%, reflecting the positive impact of sales efforts in the Retail, Pharmaceutical and Professional markets. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were $5.9 million in the fiscal 2012 first quarter, up 2.5% and 11.7%, respectively, over billings of $5.7 million in the fiscal 2011 first quarter and $5.3 million in the trailing fiscal 2011 fourth quarter. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Net loss for the fiscal 2012 first quarter was $0.3 million, or $0.02 per diluted share, compared with net loss of $0.8 million, or $0.05 per diluted share, in the first quarter of fiscal 2011, and net loss of $0.7 million, or $0.05 per diluted share, in the trailing fourth quarter. The prior year first quarter included a $0.02 per share special charge related to the retirement of the Company's former CEO. The improvement over both periods was primarily a result of the positive impact on operating leverage from higher sales volumes as well as decreases in operating expenses.

David P. Tusa, President and CEO of Sharps Compliance, stated, "We continue to focus our sales and marketing activities on building our recurring revenue opportunities. Our efforts within the Professional market continue to improve at an impressive rate and the progress is reflected in the positive growth trend from our inside and online sales efforts. Billings are up more than 84% through this channel and our average weekly order count has more than doubled to 199 since the first quarter of fiscal 2011. We are striving to build scale in the steady, recurring revenue streams to overcome the lumpiness realized in our seasonal and project-based revenue that currently can mask the progress we are making in our targeted markets."

Mr. Tusa also commented on the recent launch of the Complete Needle™ Collection & Disposal System and the promotional program taking place in support of National Diabetes Month: "This system, and specifically this unique promotional program, is a measurable step for us into the retail consumer market. The challenge for us in the consumer market has always been the question of whether or not the consumer will pay for the proper disposal of their syringes and needles. This first-of-its kind program eliminates that issue. The pharmaceutical manufacturer and the nation's largest drugstore chain together in effect purchase the solution from us and provide it at no cost to the user through rebates and coupon redemptions. Their benefit is increased brand loyalty, recognition as a quality corporate citizen, increased store foot traffic and an opportunity to directly communicate with their customers/patients. We believe this could serve as a model program for the country and we believe larger participation and sponsorship of the offering by other retail channels as well as additional drug and ancillary product manufacturers will follow. This approach can significantly reduce or, as in this case, eliminate the cost of the solution to the customer, drive our sales and generate greater awareness of the mail-back option for the proper disposal of needles and syringes."

The Complete Needle™ Collection & Disposal System is designed for the greatly under-served individual self-injector required to regularly use needles or syringes for their health and well-being, such as people with diabetes. Mr. Tusa noted, "The launch of Complete Needle™ is especially timely given recent studies that indicate that the number of used needles tossed into household trash has tripled over the past ten years to 7.8 billion each year and the number of self-injectors in this country has increased to 13.5 million over the same period."

Key Target Markets of Professional and Pharmaceutical Expand; Retail Market Impacted by the Timing of Product Rollouts

Professional market billings grew $0.2 million, or 48.7%, to $0.7 million in the quarter. The growth in the Professional market was a direct result of the Company's targeted telemarketing activities, new website and corresponding promotional activities to educate doctors, dentists and veterinarians on the significant cost advantage and convenience of the Company's Sharps Recovery System™ over the traditional pick-up service. The Company's inside and online sales channel saw billings increase 83.6% to $0.5 million in the fiscal 2012 first quarter compared with $0.3 million in the prior year quarter. In the trailing fourth quarter ended June 30, 2011, the inside and online sales channel contributed $0.4 million.

First quarter Pharmaceutical market billings more than doubled to $0.3 million as a result of timing of customer orders. The Company announced in August 2011 that it was awarded two patient support programs with major pharmaceutical manufacturers. Sharps expected these programs to begin to roll out in the December 2011 quarter; however, one of the programs launched earlier than expected. The Company still expects both to be fully implemented in a six- to nine-month period and generate estimated annual revenue in excess of $2.0 million. Another patient support program, announced in October 2011, is expected to launch in the third quarter of fiscal 2012 with estimated annual revenue generation in excess of $1.0 million after a six- to nine-month implementation period.

U.S. Government contract billings were up $0.3 million, or 90%, in the quarter due to the start of the second option year, which includes a higher payment for increased maintenance services than the first option year.

Growth from these markets was slightly offset by a $0.2 million decline in the Home Health Care business in the first quarter of fiscal year 2012 compared with the prior year. Sales to this market can vary from quarter to quarter due to the timing of orders from customers which order primarily from distributors.

First quarter Retail market billings declined $0.2 million, or 8.9%, to $1.7 million.  The Company recognized higher sales of its Sharps' TakeAway Environmental Return System™ in the prior year period as a result of the initial rollout of the solution to the country's largest drugstore chain. Partially offsetting that was sales from the initial fill of the Complete Needle™ Collection & Disposal System in the country's largest drugstore chain. Retail market sales of the Sharps Recovery System™, which are related to the timing of flu season orders, were relatively flat quarter-over-quarter. Customers tend to be ordering on a just-in-time basis for the flu season now as opposed to stocking up on systems which has resulted in the push of flu shot related orders from the September 30th to the December 31, 2011 quarter.

The level of Core Government billings reflects the completion of the Veterans Administration (VA) pilot program. The VA pilot was conducted in 22 states plus the District of Columbia. The VA has assigned an internal representative to evaluate the pilot and what a potential nationwide rollout would entail.

One time impact of unscheduled maintenance and up-front costs related to the initial roll out of Complete Needle™ dampens gross margin in quarter

Gross margin was 31.7% in the first quarter of fiscal 2012 compared with gross margin of 34.6% in the fiscal 2011 first quarter. Gross margin was negatively impacted approximately 400 basis points due to unscheduled maintenance and repairs at the Company's treatment facility and up-front costs related to the initial rollout of the Complete Needle™ Collection & Disposal System. The majority of the margin associated with Complete Needle™ is recognized upon the generation of the return shipping label (payment or use of promotion redemption code) by the patient which should positively impact the gross margin for the December 31, 2011 quarter.

Selling, general and administrative (SG&A) expense in the first quarter of fiscal year 2012 was $2.2 million compared with $2.4 million in the prior year period. The improvement reflected strong cost discipline and focused use of resources on targeted markets, primarily Retail, Pharmaceutical, Professional and Core Government markets. The Company expects SG&A for fiscal year 2012 to be at a similar level as the current quarter annualized barring additional targeted marketing opportunities which management may deem appropriate.

For the first quarter of fiscal 2012, the Company incurred an operating loss of $0.5 million compared with an operating loss of $1.2 million in the same period of the prior year.

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents were $18.4 million at September 30, 2011 compared with $18.3 million at June 30, 2011. Working capital was $19.9 million at September 30, 2011, down slightly from $20.2 million at the end of fiscal year 2011. At September 30, 2011, stockholders' equity and total assets were $25.7 million and $30.8 million, respectively, compared with $25.9 million and $30.6 million, respectively, at June 30, 2011.

The Company has a $5.0 million revolving line of credit that is available to finance working capital as well as organic expansion opportunities or potential acquisitions. At September 30, 2011, the Company had no debt outstanding.

Outlook

Mr. Tusa noted, "We continue to make progress in our strategies to create more potential in the Retail market, drive greater interest in the Pharmaceutical market, further penetrate the Professional market and identify opportunities with the Government. We believe the promotional program being offered for the Complete Needle™ Collection & Disposal System is a major breakthrough in reaching the growing population of self-injectors. And, we think that this initial promotion with the country's largest drugstore chain and a leading global insulin manufacturer is an excellent starting point for introducing Complete Needle™ to the 13.5 million self-injectors who previously have not had a convenient solution to their needle disposal dilemma. We expect that other retailers, pharmaceutical manufacturers and other potential sponsors will recognize their prospects for directly reaching this under-served audience with a unique, environmentally-conscious product that they can offer to complement their own marketing and patient support activities."

The Company expects that it can achieve break-even results with quarterly revenue of approximately $6.0 million and at that level should have gross margin of approximately 40% to 45%.

First Quarter Fiscal Year 2012 Webcast and Conference Call

The Company will host a conference call and webcast today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 381149. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Tuesday, November 1, 2011. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large health care facility setting. Its strategy is to capture a large part of the estimated $2.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream; including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps® MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. The Complete Needle™ Collection & Disposal System is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)

	Three-Months Ended
	September 30,
	(Unaudited)
	2011	2010	% Change

Revenue	$ 5,743	$ 5,233	9.7%

Cost of revenue	3,924	3,421	14.7%
Gross profit	1,819	1,812	0.4%
Gross margin	31.7%	34.6%
SG&A expense	2,210	2,375	(6.9%)
Special charge	--	570	100.0%
Depreciation and amortization	107	89	20.2%

Operating loss	(498)	(1,222)
Operating margin	(8.7%)	(23.4%)
Other income (loss)	(3)	13

Loss before income taxes	$ (501)	$ (1,209)
Income tax benefit	(176)	(412)
Net loss	$ (325)	$ (797)

Net loss per share
Basic	$ (0.02)	$ (0.05)
Diluted	$ (0.02)	$ (0.05)

Weighted Average Shares Outstanding
Basic	15,065	14,907
Diluted	15,065	14,907

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2011	June 30, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 18,414	$ 18,280
Accounts receivable, net	2,844	3,065
Inventory	1,943	1,770
Prepaid and other current assets	872	857
Deferred income taxes	258	203
Total current assets	24,331	24,175
Property, plant and equipment, net	5,211	5,350
Deferred income taxes, non-current	878	748
Intangible assets, net	353	325
Total assets	$ 30,773	$ 30,598

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,156	$ 965
Accrued liabilities	1,424	1,260
Deferred revenue	1,851	1,724
Total current liabilities	4,431	3,949
Long-term deferred revenue	396	401
Other liabilities	262	383
Total liabilities	5,089	4,733
Stockholders' equity:
Total stockholders' equity	25,684	25,865
Total liabilities and stockholders' equity	$ 30,773	$ 30,598

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Market and Revenue Information
(unaudited)
(dollars in thousands)

	Three-Months Ended September 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,767	30.1%	$ 2,013	$ (246)	(12.2%)
Retail	1,723	29.3%	1,892	(169)	(8.9%)
U.S. Government Contract	722	12.3%	380	342	90.0%
Core Government	125	2.1%	220	(95)	(43.2%)
Professional	702	11.9%	472	230	48.7%
Assisted Living/ Hospitality	300	5.1%	280	20	7.1%
Pharmaceutical	270	4.6%	130	140	107.7%
Other	269	4.6%	349	(80)	(22.9%)
Subtotal	5,878	100.0%	5,736	142	2.5%
GAAP Adjustment *	(135)		(503)	368	(73.2%)
Revenue Reported	5,743		5,233	510	9.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(dollars in thousands)

	Three-Months Ended September 30,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,088	35.5%	$ 2,040	$ 48	2.4%
Distributors	2,598	44.2%	3,061	(463)	(15.1%)
Inside and Online Sales	470	8.0%	256	214	83.6%
U.S. Government Contract	722	12.3%	380	342	90.0%
Total Billings By Channel	$ 5,878	100.0%	$ 5,737	$ 141	2.5%
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com